MICHAEL JOHNSON & CO., LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                         9175 EAST KENYON AVE. SUITE 100
                             DENVER, COLORADO 80237
                       TEL:303-796-0099 FAX: 303-796-0137



February 21, 2006


Office of the Chief Accountant
Security & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir/Or Madam:

Ref: SOYODO Group Holdings, Inc.

I refer to the Current Report on Form 8-K dated February 21, 2006 (the "Report") relating to my dismissal as the independent accountant of SOYODO Group Holdings, Inc. (the "Company") on February 17, 2006.

I am in agreement with all of the information contained in the Report. Without limiting the foregoing, during the time I served as the Company's independent accountant, there were no disagreements between me and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to my satisfaction, would have caused me to make reference to the subject matter of the disagreements in connection with my report on the Company's consolidated financial statements.

Yours truly,


Michael Johnson & Co., LLC

By:   /s/Michael Johnson & Co., LLC
      ----------------------------------------
      Authorized Signatory